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                                                              EXHIBIT 99.1

                         PROXY--PURO WATER GROUP, INC.

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF PURO WATER GROUP, INC.
       SPECIAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 30, 1997

  The undersigned holder of shares of Common Stock, par value $.0063 per share ("Puro Common Stock") of Puro Water Group, Inc., a Delaware corporation ("Puro") hereby appoints Scott Levy and Jack C. West, individually, with full power of substitution in each of them, as proxy or proxies to represent the undersigned and vote all shares of Puro Common Stock which the undersigned would be entitled to vote if personally present and voting at the Special Meeting of Stockholders of Puro to be held on December 30, 1997 at 10:00 a.m., local time, at Puro's principal executive offices at 56-24 58th Street, Maspeth, New York and at any adjournment or postponement thereof, upon all matters coming before such meeting. Said proxies are directed to vote as set forth below and, in their discretion, upon such other matters as may properly come before the meeting.

  Approval and adoption of the Agreement and Plan of Merger, dated as of October 8, 1997 (the "Merger Agreement"), among United States Filter Corporation, a Delaware corporation ("U.S. Filter"), USF/PW Acquisition Corporation, a newly formed Delaware corporation and a wholly owned subsidiary of U.S. Filter ("Sub"), and Puro, and the transactions contemplated thereby, including the merger of Sub with and into Puro, pursuant to which, among other things, Puro will become a wholly owned subsidiary of U.S. Filter and each outstanding share of Puro Common Stock will be converted into the right to receive a fraction of a share of the Common Stock of U.S. Filter, par value $.01 per share ("U.S. Filter Common Stock"), determined by dividing $7.20 by the average market price of the U.S. Filter Common Stock during the 10 consecutive trading dates beginning on the 16th trading day prior to the Puro Special Meeting of Stockholders.

  The Board of Directors recommends a vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby.
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1. Approval and Adoption of Merger Agreement (see opposite side)

              FOR [_]             AGAINST [_]               ABSTAIN [_]

2. Other Business. The proxies shall be authorized to vote on any other business properly brought before the meeting and any adjournments or postponements thereof in accordance with their discretion.

[X] Please mark your votes as in this example

This proxy is solicited on behalf of the Board of Directors of Puro Water Group, Inc. When properly executed, this proxy will be voted as directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                                                Date:                    , 1997
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                                                         Signature(s)

                                                Please sign exactly as your
                                                name appears hereon. When
                                                signing as executor, trustee,
                                                etc., or as officer of a cor-
                                                poration, give full title as
                                                such. For joint accounts,
                                                please obtain both signatures.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                             POSTAGE PAID ENVELOPE.